Exhibit 99.1

News Release

OvaScience Reports Fourth Quarter and Year-End 2016 Financial Results

—OvaTure Program On Track to Successfully Fertilize Bovine Eggs—

—First 50 Patients Enrolled in OvaPrime Clinical Trial—

—Robust Cash Position Expected to Support Operations into Q1 2019—

—Conference Call Today at 4:30 p.m. ET—

WALTHAM, Mass., March 2, 2017 — OvaScienceSM (NASDAQ: OVAS), a global fertility company focused on the discovery, development and commercialization of new treatment options, today reported financial results and provided a business update for the fourth quarter and year ended December 31, 2016.

“We are entering 2017 with continued confidence in our portfolio of potentially transformative fertility treatments and a strong belief in the potential of our EggPC platform to help women and couples build the families they deserve,” said Michelle Dipp, M.D., Ph.D., Executive Chair and Co-Founder of OvaScience.

“In 2016, we achieved criteria indicative of developmental competence in EggPC cell-derived bovine and human eggs, an important step in the preclinical development of OvaTure, and we are on track to successfully fertilize a bovine EggPC cell-derived egg by year-end,” added Christophe Couturier, Chief Financial Officer. “We are also pleased to have enrolled the first 50 patients in our company-sponsored trial of OvaPrime, and to have started performing the first biopsies and reintroductions. With these milestones in hand, we remain on track to report initial data on our first 20 patients from this study by year-end. We are sufficiently funded to support the preclinical development of OvaTure and clinical development of OvaPrime into the first quarter of 2019.”

2016 and Recent Business Highlights:

OvaTureSM Treatment: The Company today reviewed progress for OvaTure, its potential next-generation in vitro fertilization (IVF) treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections by maturing egg precursor (EggPC SM) cells into eggs in vitro.

•                  Progressing toward fertilization of EggPC cell-derived bovine egg and development of repeatable and robust process for maturation of EggPC cell-derived human eggs

There are a choreographed series of events that occur during egg maturation to prepare an egg for fertilization. Collectively, these can be described as developmental competence. Together with its partner, Intrexon Corporation (NYSE: XON), OvaScience has developed an in vitro cell culture process that has produced bovine and human eggs derived from

EggPC cells that exhibit genetic, morphological and functional criteria of developmental competence during various phases of maturation. These criteria include: chromosomal segregation; an increase in cytoplasmic volume; the appearance of germinal vesicles, polar bodies and zona pellucida structures; and a positive brilliant cresyl blue (BCB) test.

Fertilization studies for bovine EggPC-cell derived eggs are underway and OvaScience and Intrexon expect to successfully fertilize a bovine EggPC-derived egg by year-end. OvaScience will continue to work with its clinical partners to develop a repeatable and robust process for the maturation of eggs derived from human EggPC cells and to secure authorization to fertilize human EggPC cell-derived eggs and embryos by the end of the first half of 2018.

OvaPrimeSM Treatment: The Company announced milestone achievements for OvaPrime, a potential fertility treatment that could enable a woman who makes too few or no eggs to increase her egg reserve.

•                  Advancing clinical development

In December 2016, OvaScience announced its decision to continue the development of OvaPrime. OvaScience is currently evaluating OvaPrime in a prospective, blinded, randomized and controlled Company-sponsored trial, which is designed to evaluate the safety of OvaPrime and changes in a patient’s hormone levels and follicular development as measured by ultrasound. The trial will enroll 70 women with either diminished ovarian reserve (DOR) or primary ovarian insufficiency (POI). To date, the Company has enrolled 50 patients, including women 40 years or older with DOR, and women 40 years or younger with POI. OvaScience expects to enroll an additional 20 women under 40 years old with POI by the end of the first half of 2017.

OvaScience recently completed the first biopsies and reintroductions in this ongoing clinical trial in Canada. The Company remains on track to announce initial data from the first 20 patients, including six months of post-EggPC reintroduction safety data, by year-end.

AUGMENT SM Treatment: The Company maintained its commercial footprint for AUGMENT, a treatment designed to improve egg health and with that, IVF success rates, by using mitochondria from a woman’s own EggPC cells during IVF.

•                  Revised commercial strategy

In December 2016, the Company announced that it will continue to make AUGMENT available to patients at clinics in Canada and Japan and will expand regionally on a limited basis as appropriate.

•                  Reassessing clinical strategy

Also announced in December 2016, the Company is reassessing its clinical development strategy for AUGMENT, including its planned multi-center clinical trial and the ongoing

IVI-sponsored study in Valencia, Spain, which is an egg allocation trial of AUGMENT in poor prognosis women.

Separately, OvaScience will meet with the U.S. Food and Drug Administration in the first half of 2017, as part of its ongoing exploration of potential entry into the U.S. market.

Corporate Highlights:

•                  In December 2016, OvaScience undertook a corporate restructuring to extend its cash position into the first quarter of 2019 and to increase its focus on the development of OvaTure and OvaPrime. In conjunction with this restructuring, the Company reduced its workforce by approximately thirty percent. Total restructuring costs of $6.8 million to $8.2 million are expected to result from this corporate restructuring, $5.4 million of which was recorded in 2016.

•                  In 2016, seven new patents related to the Company’s treatments were issued, including one in the U.S. regarding antibody compositions and methods for isolating EggPC cells, a step common to all OvaScience treatments. In addition, in 2017, nearly 50 new applications covering more than 130 countries were filed, significantly extending the geographic reach of the Company’s patent portfolio. The Company now owns or otherwise controls 58 issued patents in 44 countries and more than 150 applications pending in more than 130 countries.

Upcoming 2017 Milestones:

The Company expects to achieve the following milestones in 2017:

•                  OvaTure:

•                  Fertilize a bovine EggPC cell-derived egg by year-end

•                  OvaPrime:

•                  Complete enrollment of all 70 patients in the ongoing Canadian study by the end of the first half

•                  Complete biopsies in all patients in the ongoing Canadian study by year-end

•                  Provide initial read-out, including six months of post-EggPC reintroduction safety data from 20 patients, by year-end

•                  AUGMENT:

•                  Meet with the U.S. FDA to discuss potential market entry in the first half

Fourth Quarter and Full Year 2016 Financial Results

•                  Revenue for the quarter ended December 31, 2016 was $121,000, compared to $157,000 in the same period of 2015. Revenues for the full year 2016 were $653,000, compared to $277,000 in 2015. The Company recognized revenue related to 16 AUGMENT treatments in the fourth quarter of 2016, and related to 107 AUGMENT treatments in the full year 2016, including treatments offered under various pricing programs. In 2015, OvaScience recognized revenue from 22 AUGMENT treatments for the full fiscal year.

•                  Net loss for the quarter ended December 31, 2016 was $22.6 million, or ($0.64) per share, as compared to net loss of $20.6 million, or ($0.76) per share, for the same period in 2015. Net loss for the full year ended December 31, 2016 was $82.3 million or ($2.56) per share, compared to net loss of $73.2 million or ($2.70) per share for the same period in 2015. The net loss for the quarter and year ended December 31, 2016 includes restructuring costs of $5.4 million.

•                  Research and development expense for the quarter ended December 31, 2016, excluding restructuring costs, was $4.7 million, consistent with the same period in 2015. Research and development expense for the full year ended December 31, 2016, excluding restructuring costs, was $21.6 million, compared to $18.4 million in the same period in 2015. The year-over-year increase was primarily driven by a $3.9 million increase in employee compensation and related benefits driven by the hiring of additional research and development personnel, a $2.4 million increase in costs associated with certain ongoing research agreements, clinical studies and other costs, partially offset by a $3.3 million decrease in stock-based compensation expense related to certain mark-to-market adjustments of Founders’ stock, which was fully vested and expensed in the first quarter of 2015 that did not recur in 2016, and stock-based compensation expense for certain senior executives that did not recur in 2016 as a result of executive leadership changes.

•                  Selling, general and administrative expense for the quarter ended December 31, 2016, excluding restructuring costs, was $10.9 million, compared to $14.6 million for the same period in 2015. This decrease was primarily driven by a $3.2 million decrease in stock-based compensation expense related to certain senior executives that did not recur in 2016 as a result of executive leadership changes in 2016, a $1.7 million decrease in costs related to international expansion preparation, including the establishment of certain international legal entities and international infrastructure, partially offset by a $1.2 million increase in costs related to commercialization efforts and overall business expansion, including increased marketing-related costs. Selling, general and administrative expense for the full year ended December 31, 2016 was $49.2 million, compared to $51.6 million in the same period in 2015. This decrease was primarily driven by a $7.2 million decrease in stock-based compensation expense related to certain senior executives that did not recur in 2016 as a result of executive leadership changes in 2016, as well as certain mark-to-market adjustments of Founders’ stock, which was fully vested and expensed in the first quarter of 2015 and did not recur in 2016, a $4.2 million decrease in costs related to international expansion preparation, including the establishment of certain international legal entities and international infrastructure, partially offset by a $4.7 million increase in costs related to commercialization efforts and overall business expansion, including increased marketing-related costs, and a $4.3 million increase in employee compensation and related benefits driven by the hiring of additional selling, general and administrative personnel.

At December 31, 2016, OvaScience had cash, cash equivalents and short-term investments of $114.4 million. OvaScience expects one-time cash expenditures of approximately $5.7 million to $6.5 million over 2017 and 2018 related to actions resulting from the corporate restructuring announced in December 2016. The Company may also incur further restructuring charges related to the restructuring plan. OvaScience’s operating cash burn for 2017 is expected to be between $45 million and $50 million, which excludes these one-time cash expenditures. OvaScience anticipates that it will have sufficient funds, without additional financing, to support its operating plan into the first quarter of 2019.

Conference Call

OvaScience will host a conference call at 4:30 p.m. ET today, Thursday, March 2, 2017, to discuss these financial results and provide an update on the Company. The conference call may be accessed by dialing +1-888-424-8151 for U.S. callers and +1-847-585-4422 for international callers five minutes prior to the start of the call and providing the passcode 7862456. Additionally, the live, listen-only webcast of the conference call can be accessed by visiting the Investors section of the Company’s website at www.ovascience.com. A replay of the conference call will be available from 7:00 p.m. ET on Thursday, March 2, 2017 through 11:59 p.m. ET on Thursday, March 9, 2017, and may be accessed by visiting OvaScience’s website or by dialing +1-888-843-7419 for U.S. callers and +1-630-652-3042 for international callers. The replay access code is 7862456#.

About OvaScience

OvaScienceSM, Inc. (NASDAQ: OVAS) is a global fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing new fertility treatments because it believes women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining. OvaScience is developing OvaTureSM, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections and OvaPrimeSM, which could increase a woman’s egg reserve. OvaScience’s AUGMENTSM treatment, a fertility option designed to improve IVF success rates, is available in certain IVF clinics in select international regions. OvaScience treatments are not available in the U.S. For more information, visit www.ovascience.com.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the OvaPrime treatment, OvaTure treatment and AUGMENT treatment, including statements relating to the Company’s plans to fertilize a bovine EggPC cell-derived egg by year-end; to complete enrollment of all 70 patients in the ongoing Canadian study of OvaPrime by the end of the first half of 2017; to complete biopsies in all patients in the ongoing Canadian study of OvaPrime by year-end; to present initial data from 20 OvaPrime patients, including six months of post-EggPC reintroduction safety data, by year-end; availability of sufficient funding to support the preclinical development of OvaTure and clinical development of OvaPrime into the first quarter of 2019; the Company’s further efforts on human egg maturation, the Company’s plans to work with its clinical partners in pursuit of its goals to develop a repeatable and robust process for the maturation of eggs derived from human EggPC cells and to secure authorization to fertilize human EggPC cell-derived eggs and embryos by the end of the first half of 2018; and the Company’s plans to meet with the U.S. Food and Drug Administration in the first half of 2017. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the science underlying our treatments (including the OvaPrime, OvaTure and AUGMENT treatments), which is unproven; our ability to obtain regulatory approval or licenses where necessary for our treatments; our ability to develop our treatments on the timelines we expect, if at all; our ability to commercialize our treatments, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Media and Investor Contact:
OvaScience, Inc.
Jennifer Viera
617-420-8748
jviera@ovascience.com

- Financial Tables to Follow —

OvaScience, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of
	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$43,930	$43,224
Short-term investments	70,458	83,438
Prepaid expenses and other current assets	2,056	3,199
Total current assets	116,444	129,861
Property and equipment, net	5,572	8,313
Investment in joint venture	65	—
Restricted cash	439	439
Other long-term assets	23	—
Total assets	$122,543	$138,613
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,183	$3,352
Accrued expenses	11,026	7,891
Total current liabilities	13,209	11,243
Other non-current liabilities	1,116	520
Total liabilities	14,325	11,763
Total stockholders’ equity	108,218	126,850
Total liabilities and stockholders’ equity	$122,543	$138,613

OvaScience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues	$121	$157	$653	$277
Costs and expenses:
Costs of revenues	1,433	1,158	5,401	2,249
Research and development	4,709	4,667	21,641	18,433
Selling, general and administrative	10,947	14,572	49,223	51,594
Restructuring	5,400	—	5,400	—
Total operating expenses	22,489	20,397	81,665	72,276
Loss from operations	(21,368)	(20,240)	(81,012)	(71,999)
Interest income (expense), net	162	150	659	436
Other (expense) income, net	(82)	(51)	(164)	(20)
Loss from equity method investment	(371)	(385)	(1,542)	(1,561)
Loss before income taxes	(22,659)	(20,526)	(82,059)	(73,144)
Income tax expense	(15)	75	201	75
Net loss	$(22,644)	$(20,601)	$(82,260)	$(73,219)
Net loss per share—basic and diluted	$(0.64)	$(0.76)	$(2.56)	$(2.70)
Weighted average number of shares used in net loss per share—basic and diluted	35,612	27,280	32,148	27,085

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